Exhibit 99 II-1(t)

Wales and South West Team Business Banking
PO Box 1015
3rd Floor
Windsor Court
26 March 2007	3 Windsor Place
Cardiff
PRIVATE AND CONFIDENTIAL	CF10 3ZL

The Directors	www.barclays.com
BBI Holdings PLC
Golden Gate
Ty Glas Avenue
Cardiff
CF14 5DX

Our ref.          MG/DG/s2.1

Dear Sirs,

Barclays Treasury Loan - Offer Letter

THIS OFFER LETTER is made between:

(1)                        BBI Holdings PLC (the “Borrower”) of Golden Gate, Ty Glas Avenue, Cardiff, CF14 5DX, a Limited Company with registered number 03898291; and

(2)                        Barclays Bank PLC (the “Bank”).

Offer

The Bank is pleased to offer a Barclays Treasury Loan Facility (the “Facility”), on the terms and conditions set out in this offer letter and the enclosed Terms and Conditions to the Borrower.

Conditions precedent

In addition to those specified in Condition 2.1 the following documents, each in form and substance satisfactory to the Bank, shall be delivered to the Bank prior to each drawdown of the Facility:

•                            Completion of the acquisition on substantially the terms of the draft scheme of Arrangement dated 23 March 2006.

•                            Repayment of KBC loan in Theratase PLC. Existing security to be released.

If interest is to be calculated initially on a Fixed Rate Basis pursuant to the provisions set out below under the heading “interest”, no drawdown shall be permitted until the Borrower and the Bank have agreed the relevant fixed rate in accordance with those provisions.

Conditions Subsequent to drawdown

The following additional conditions shall apply to the Facility;

Barclays Bank PLC. Authorised and regulated by the Financial Services Authority.

[Illegible]

Within 60 days of drawdown, provide the following documents, each in form and substance satisfactory to the Bank:

Security in the name of Theratase PLC to be:

•                             Cross Guarantee and Debentures from all active UK Companies.

•                             A charge over the shares of Seravac Biotech (Proprietary) Limited.

•                             Evidence of attempt to satisfy the provisions of sections 151 to 158 of the Companies Act to the Bank’s satisfaction. For the avoidance of doubt, failure to satisfy the Companies Act requirements is not an Event of Default.

In the name of BBI Holdings PLC:

•                             Charge over appropriate Trademark names and Intellectual Property Rights of the Group (to be agreed).

Amount, term and drawdown

Amount:	£2,500,000

Term:	5 years from first drawdown.

The Facility may be drawn:

by/on 23 May 2007 (the “Final Drawdown Date”).

Purpose of facility

The Facility shall be used only for the following purpose(s):

•                             to assist with the financing and purchase of Theratase PLC.

Repayment

Repayment shall be made in 20 quarterly repayments over the term of the loan of 19 payments at £150,206.52 and 1 final payment of £150,206.42.

Where relevant, the instalment amounts specified above are subject to adjustment under Condition 3.

Prepayment.

Prepayment is permitted, in full or in minimum amounts of £50,000 and multiples of £50,000, in accordance with Condition 4. A prepayment fee will be payable on the date of each prepayment, in accordance with Condition 4.3.

Fees

The Borrower shall pay to the Bank:

(a)                     an agreed management fee of £43,750 is payable on acceptance

(b)                    a prepayment fee in accordance with Condition 4.3, by debit to your current account.

Interest

Interest shall be payable in accordance with Condition 5. The Bank’s margin in respect of the Facility (the “Margin”) shall be 2.00% per annum. Subject to the provisions of Condition 5, interest shall be calculated:

Base Rate Basis: at a rate equal to the aggregate of the Margin and the Base Rate.

Condition 5 contains provisions under which the basis on which interest is calculated may change from time to time during the term of the Facility - see Condition 5.3 to 5.5.

Interest shall be debited to the account as specified above under the heading “Repayment”, throughout the term of the facility.

If the Borrower is unable to satisfy the provisions of Sections 151 to 158 of the Companies Act in relation to the acquisition of Theratase PLC, the margin shall be 3.00% per annum.

Security/Guarantee(s)

This Facility and any other amounts owing to the Bank by the Borrower will be secured by any security and/or guarantee(s) which are now or subsequently held by the Bank.

The Borrower’s obligations in respect of the Facility (and all other present and future obligations of the Borrower to the Bank) are to be secured/guaranteed by:

•                             First legal charge over freehold land and buildings at Golden Gate, Ty Glas Avenue, Lianishen, Cardiff on the Bank’s standard form dated 21 December 2000.

•                             A Debenture on the Bank’s standard form dated 28 April 2004.

•                             Cross Guarantees and Debentures by and between BBI Holdings PLC and British Biocell International Limited on the Bank’s standard form dated 23 November 2000.

•                             Cross Guarantee & Debentures by & between BBI Holdings PLC, British Biocell International Limited and BBI Healthcare Ltd on Bank’s standard form dated 27 February 2007.

•                             A Floating charge from Alchemy Laboratories Ltd on Bank’s standard form dated 27 February 2007.

•                             A Floating charge from Qnostics Ltd on Bank’s standard form dated 27 February 2007.

•                             A Guarantee from BBI Holdings PLC in favour of Alchemy Laboratories Ltd on Bank’s standard form dated 27 February 2007.

•                             A Guarantee from BBI Holdings PLC in favour of Qnostics Ltd on Bank’s standard form dated 27 February 2007.

•                             A Guarantee from Alchemy Laboratories Ltd in favour of BBI Holdings PLC, British Biocell International Limited and BBI Healthcare Ltd on Bank’s standard form dated 27 February 2007.

•                             A Guarantee from Qnostics Ltd in favour of BBI Holdings PLC, British Biocell International Limited and BBI Healthcare Ltd on Bank’s standard form dated 27 February 2007.

•                             A charge over Trade Names/Goodwill/lntellectual Property Rights on the Banks standard form dated 12 June 2004.

•                             A charge over the Intellectual Property Rights of the Company on the Bank’s standard form dated 28 April 2004.

To come:

•           Cross Guarantees and Debentures from all active Theratase PLC companies to be integrated into existing Cross Guarantee and Debenture structure dated 27 February 2007.

The Bank may from time to time require any security to be professionally valued, at the Borrower’s expense.

Financial covenants

The Borrower shall procure that

(a)                     Gross Borrowings at the end of each Relevant Period shall not exceed 1.4 times EBITA for that Relevant Period;

(b)                    EBITA shall be at least 7 times Gross Financing Costs for each Relevant Period;

(c)                     The ratio of CFADS to Debt Service must be at least 1.25 times for each Relevant Period;

(d)                    The ratio of CFADS to the aggregate of Debt Service and all dividends declared and/or paid in that Relevant Period shall be at least 1.1 times for each Relevant Period;

(e)                     It holds Cash of at least £500,000 at all times.

“Relevant Periods” means

For (a) and (b) above each period of twelve months ending on the last day of each quarter of the Borrower (being 30 June, 30 September, 31 December, 31 March of each year) (each a “Relevant period”).

For (c) and (d) above each period of three, six, nine and twelve months ending on the last day of each quarter of the Borrower (being 30 June 2007, 30 September 2007, 31 December 2007 and 31 March 2008) (each a “Relevant Period”) and rolling twelve monthly thereafter ending on each quarter date.

The covenants above shall apply to the Borrower and its Subsidiaries and shall be tested by reference to the accounts of the Borrower or (as the case may be) the Parent in accordance with Condition 10 (and the definitions set out in Condition 1.1).

Covenants (c) and (d) are waived for the period ending 30 September 2007 only and will not be tested on that date.

Covenant (e) will be amended for the quarter ending 30 September 2007 only to require a holding of cash of minimum £1,750,000.

Information

The Borrower (and, where the Parent is named in the Offer Letter, the Parent) will provide the Bank with:

(a)                    Accounts: copies of its audited (or, if the Borrower is a partnership, certified) accounts, including a balance sheet, and profit and loss account (or, if the Borrower is a trustee, income and expenditure accounts), consolidated if the Borrower or (as the case may be) the Parent has Subsidiaries, as soon as they are available and not later than 3 months from, the end of each of its financial years and its unaudited interim statements (if they are required by the Bank) within 90 days after the end of each half year;

(b)                   Management Accounts: if any of the Financial Covenants apply to the Facility, copies of its unaudited monthly management accounts relating to each Relevant Period, including a balance sheet, funds flow and profit and loss account, consolidated if the Borrower or (as the case may be) the Parent has Subsidiaries, as soon as they are available and not later than 30 days from the end of the Relevant Period to which they relate;

(c)       Budget: copies of its Annual Budget at least one month before the relevant year end; and

(d)       Other Information: any other information which the Bank may request from time to time.

Meaning of “Relevant Parties” and “The Parent”

In this document (and the attached further Special Conditions, if any):

(a)                                                       “Relevant Parties” means, where referred to in Conditions 9 (General Undertakings) and 11 (Events of Default):

(i)                                                the Borrower, each guarantor (if any) named above under the heading “Security/Guarantee(s)” and, where named in paragraph (b) below, the Parent;

(ii)                                             UK Subsidiaries of the Borrower; (each a “Relevant Party”);

(b)	“Parent” means
Name:	BBI Holdings PLC

Address:	Golden Gate
Ty Glas Avenue
Cardiff
CF14 5DX
Parent Company Registration No: 3898291

Service

The Bank is committed to provide the highest quality service to the Borrower and the Borrower’s business and should the Borrower have reason to complain it may do so in person, in writing by post or e-mail or by telephone. Details of the Bank’s complaint handling procedures are available on request from any branch, Barclays Information Line on 0800 400100 or www.barclays.co.uk.

Acceptance

This document will take effect and be dated the date on which all the parties have executed this document and if not the same date, the later date will prevail. This offer will lapse if not accepted within one month of the date of the Bank’s signature below.

Yours faithfully

For and on behalf of BARCLAYS BANK PLC

/s/ Martin Griffiths
MARTIN GRIFFITHS
RELATIONSHIP DIRECTOR

Tel:	02920 426 944
Mob:	07775 551 362
Fax:	02920 426 987

E-mail:	martin.griffiths@barclayscorporate.com

For and on behalf of BBI Holdings PLC

Board Director

X	Board Director/Secretary

26-3-	Date

Where the Borrower or the Parent is a company, this document is to be signed for and on behalf of the Borrower or the Parent by a person or persons duly authorised pursuant to a resolution of its Board of Directors. In other cases, where the Borrower comprises more than one person, all such persons (including all partners or trustees) must sign

Meeting of the Board of Directors BBI Holdings PLC (the “Company”) held: [Illegible]

on 26th March 2007

At 10.00 AM

Present:
[Illegible]
[Illegible]
[Illegible]

There was produced to the meeting facility documentation from Barclays Bank PLC (the “Bank”) to the Company setting out the terms and conditions upon which the Bank is prepared to make available to the Company a Barclays Treasury Loan (the “Facility”) in the maximum principal sum of £2,500,000 over a term of 5 years.

IT WAS RESOLVED

1.        That the borrowing by the Company of up to the full amount of the Facility on the terms and conditions set out in the said facility documentation is in the interests of and for the benefit of the Company and that such terms and conditions be and hereby are approved and accepted.

2.        That [Illegible] and [Illegible] be and are hereby authorised to sign the said facility documentation on behalf of the Company to indicate acceptance of the terms and conditions.

3.        That the Bank be and is hereby authorised to act in all manners concerning the Facility upon instruction from the Company signed in accordance with the Bank’s mandate for the Company’s account with the Bank current from time to time.

Certified to be a true extract from the minutes of a duly convened meeting of the Board of Directors validly held on the date shown above.

X	Secretary
Chairman

Barclays Treasury Loan
Terms and Conditions

1. Definitions and interpretation

1.1 In this document, expressions defined in the attached Offer Letter have the meanings given to them there and in addition:

“Base Rate” means the rate of interest published by the Bank as its base rate from time to time;

“Base Rate Basis” means a basis for calculating interest on the Loan at a rate equal to the aggregate of the Margin and the Base Rate;

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank is open for business;

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is:

(a)       freely withdrawable on demand;

(b)       not subject to any security;

(c)       denominated and payable in Sterling or freely transferable and freely convertible into Sterling;

“Cash Flow” means, in respect of any Relevant Period, profit before interest and tax of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries), adjusted as follows by:

(a)                  deducting amounts paid in respect of corporation tax (including advance corporation tax);

(b)                  adding amounts charged in respect of depreciation;

(c)                  adding amounts charged in respect of amortisation of know - how and of other intangibles;

(d)                  deducting any increase (or adding any decrease) in Working Capital;

(e)                  deducting amounts paid in respect of capital expenditure; and

(f)                   deducting amounts of all dividends or distribution of any kind in cash or specie paid in respect of the share capital including, without limitation, the preference share capital;

“CFADS” means Cash Flow available for Debt Service in respect of a Relevant Period;

“Cumulative Retained Profits” means the cumulative aggregate of the consolidated retained profits (after tax and dividends) of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries) in each financial year of the Borrower or (as the case may be) the Parent ending after the date of its most recent audited consolidated accounts as at the date of this offer and a copy of which has been delivered to the Bank. For the purposes of this definition, in calculating consolidated profits, any consolidated losses shall be ignored;

“Debt Service” means, in respect of any Relevant Period:

(a)             the aggregate amount of interest paid or capitalised under all borrowings; plus

(b)                  the principal amount of borrowings repaid,

of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries).

“EBITA” means Total Operating Profit before the deduction of any amount attributable to the amortisation of intangible assets;

“euro” means the lawful currency of member states from time to time participating in the single currency introduced in the third stage of economic union pursuant to the Treaty establishing the European Community (as amended);

“Event of Default” means any one of the events mentioned in Condition 11;

“Financial Covenants” means the covenants set out in the Offer Letter under the heading “Financial Covenants”;

“Fixed Rate Basis” means a basis for calculating interest on the Loan at a fixed rate over a fixed period;

“Gross Borrowings” means all indebtedness incurred in respect of borrowed money (together with any fixed premium on repayment) of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries) and shall be deemed to include (without limitation):

(i)                        the capitalised value of obligations under any hire purchase agreements and finance leasing agreements (as determined in accordance with applicable accounting standards);

(ii)       indebtedness evidenced by bonds, debentures, loan stock, notes, commercial paper or similar instruments;

(iii)      the nominal amount of any share capital expressed to be redeemable;

(iv)                 indebtedness (including contingent liabilities) arising under or by virtue of (a) acceptance credits, (b) debt factoring, invoice or bill discounting or note purchase facilities (save to the extent that there is no right of recourse against the Borrower (or, as the case may be, the Parent) or any of its Subsidiaries), (c) deferred payment for assets or services (other than normal trade credit), (d) guarantees, indemnities or other assurances against financial loss in respect of any indebtedness specified in this definition of any other person, (e) counter-indemnities in respect of letters of credit, bonds, guarantees, indemnities or similar obligations issued or created in favour of third parties and (f) any other transaction having substantially the same commercial effect as any of the foregoing, including (without limitation) those where liabilities are not shown as borrowings on a balance sheet by reason of being contingent, conditional or otherwise;

“Gross Financing Costs” means in respect of any Relevant Period, all interest, acceptance commission, payments under interest rate management arrangements (whether by way of swap, cap, collar, floor, option, forward rate agreement or otherwise) and other continuing regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised and including the interest element in hire purchase and finance leasing charges) incurred by the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries) during such Relevant Period in effecting, servicing or maintaining borrowings or borrowing facilities;

“Interest Period” means for so long as a LIBOR Basis applies, a period of three, six or twelve months (or such other period as may be agreed between the Borrower and the Bank) commencing on the date on which the Facility is first drawn down or (where a LIBOR Basis is selected after first drawdown pursuant to Condition 5.3 or 5.5) on the date upon which such LIBOR Basis first takes effect or on the last day of the immediately preceding Interest Period (as the case may be), in each case as selected by the Borrower by notice received by the Bank not later than 12.00 noon on the first day of the relevant Interest Period, provided that:

(i)        while interest is capitalised and debited to Loan account, each Interest Period shall be a period of 3 months;

(ii)                   if the Borrower fails to select the duration of an Interest Period in the manner and by the time mentioned above, the duration of that Interest Period shall be 3 months;

(iii)                  an Interest Period that would otherwise extend beyond the final date for repayment of the Loan shall be shortened to end on such date;

(iv)                 in respect of second and subsequent drawings under the Facility made while a LIBOR Basis applies, the first Interest Period shall end on the last day of the then current Interest Period relating to the remainder of the Loan so that all drawings shall be consolidated;

(v)                  if a repayment date (other than the final repayment date) falls during an Interest Period, the Loan shall be divided into two tranches, one being of an amount equal to that to be repaid on such repayment date and having an Interest Period ending on such repayment date and the other being of an amount equal to the remainder of the Loan and having an Interest Period of a duration established in accordance with the other provisions of this definition;

(vi)      the duration of any Interest Period may be adjusted by the Bank in accordance with Condition 7.3; and

(vii)            following a demand for repayment of the Loan pursuant to Condition 11, each Interest Period for any unpaid amount shall be of such duration as the Bank may in its sole discretion deem appropriate;

“LIBOR” means, in relation to any Interest Period       for so long as a LIBOR Basis applies the percentage rate per annum at which the Bank offers sterling deposits (in amounts comparable to the Loan or the relevant part of it) to prime banks in the London Inter-Bank Market (or, if the Bank is not offering such deposits, the percentage rate per annum determined by the Bank to be its cost of funds from whatever source it may select) on the first day of the relevant Interest Period for a period equal or comparable to such Interest Period;

“LIBOR Basis” means a basis for calculating interest on the Loan at a rate equal to the aggregate of (i) the Margin, (ii) LIBOR and (iii) the Mandatory Costs Rate;

“Loan” means the aggregate principal amount (including any interest capitalised and debited to Loan account and any other amount debited to Loan account pursuant to Condition 7.2) drawn and for the time being outstanding under the Facility;

“Management Fee Review Date” means the date on which the basis for calculating interest is being changed and, in addition, if the period from any such date to the next date on which the basis for calculating interest is being changed shall be longer than 3 years, the last Business Day of each consecutive period of 3 years during such period;

“Mandatory Costs Rate” means the percentage rate per annum (rounded up to the next 1/16%) calculated in accordance with the Bank’s standard formula current from time to time to reflect its costs resulting from requirements of any regulatory authorities or agencies, whether having the force of law or otherwise, affecting the conduct of the Bank’s business;

“Net Tangible Assets” means the aggregate of the amount paid up or credited as paid up on the issued share capital and the amount standing to the credit of the consolidated capital and revenue reserves (including share premium account, capital redemption reserve and profit and loss account) of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries) but after deducting:

(i)        goodwill (including goodwill arising on consolidation) and other intangible assets;

(ii)                   (to the extent included) any reserve created by any upward revaluations of fixed assets made after the date of its most recent audited accounts as at the date of this offer and a copy of which has been delivered to the

Bank;

(ii)       (to the extent included) amounts attributable to minority interests and deferred taxation;

(iii)      any debit balance on profit and loss account, (but so that no amount shall be included or excluded more than once);

“Potential Event of Default” means an event which, with the giving of notice, the lapse of time or the making of any determination, would or might constitute an Event of Default;

“Property Value” means the aggregate value (as determined from time to time by the Bank or, at the expense of the Borrower, by professional valuers acceptable to the Bank on such bases and assumptions as the Bank may in its discretion require) of each freehold and leasehold property from time to time charged to the Bank by way of first charge as security for the Borrower’s obligations hereunder;

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Sterling” and “£” mean the lawful currency for the time being of the UK;

“Subsidiary” means a subsidiary undertaking as defined in Section 258 of the Companies Act 1985 and “Subsidiaries” shall be construed accordingly;

“Total Liabilities” means the aggregate amount of all liabilities (including, without limitation, any amounts attributable to minority interests, deferred taxation, provisions and share capital expressed to be redeemable) of the Borrower and its Subsidiaries (or where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries), to the extent that they would be included in a balance sheet under accounting principles and practices generally accepted in the United Kingdom;

“Total Operating Profit” means in respect of any Relevant Period, the consolidated total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (as set out in Financial Reporting Standard No. 3) of the Borrower and its Subsidiaries (or, where the Financial Covenants are expressed in the Offer Letter to apply to the Parent and its Subsidiaries, the Parent and its Subsidiaries) but ignoring any exceptional items;

“VAT” means value added tax or any similar tax substituted for it from time to time; and

“Working Capital” means, in respect of any Relevant Period, the aggregate of all current assets less the aggregate of all current liabilities (after deducting the amount of all short term borrowings, overdrafts and the current portion of long term debt).

1.2                  References to statutory provisions are references to provisions of United Kingdom statutes and shall include references to any amended, extended or re-enacted version with effect from the date on which it comes into force.

1.3       References to the Borrower, the Parent or the Bank shall include references to their respective successors and assigns.

1.4                  If the Borrower is a partnership or otherwise comprises more than one person, the obligations of each such person shall be joint and several obligations and references to the Borrower shall be construed as including a reference to each such person. In the event of death, bankruptcy, winding up or dissolution of any one or more such persons, the obligations of the other such persons shall continue in full force and effect.

1.5                  References to “indebtedness” shall include any obligation for the payment or repayment of money (whether present or future, actual or contingent).

1.6       References to a time of the day are references to the time in London.

1.7       Headings are for ease of reference only and shall be ignored in construing this document.

1.8                  If all or part of the Facility is denominated in the currency of a state which adopts the euro as its currency after the date of this document the Bank shall be entitled to make such changes to this document as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in euros and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this document).

1.9                  A person who is not a party to this document has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of this document.

2. Drawdown

2.1                  Conditions Precedent: The Facility will become available to the Borrower for drawing only upon receipt by the Bank of the following in form and substance satisfactory to the Bank:

(a)                   this document signed by or on behalf of the Borrower (and, if the Borrower comprises more than one person, by or on behalf of each such person) and, where applicable, the Parent;

(b)       if the Borrower is or includes a company, a certified true copy of a resolution of its board of directors

(i)        accepting the Facility on the terms and conditions set out herein;

(ii)       authorising a specified person or persons to countersign this document;

(iii)                specifying the names of those officers of the Borrower whose instructions (jointly or alone) the Bank is authorised to accept in all matters concerning the Facility, together with confirmed specimen signatures of those officers and each of the persons referred to in (ii) above, if not already known to the Bank;

(c)                   where the Parent is named in this document, a certified true copy of a resolution of the board of directors of the Parent approving this document and authorising a specified person or persons to countersign it;

(d)                  the security/guarantee documents (if any) referred to in the Offer Letter under the heading “Security/Guarantee(s)” duly executed by the chargors/guarantors specified therein together with such other documents relating to them as the Bank may require; and

(e)       the additional documents (if any) specified in the Offer Letter under the heading “Conditions Precedent”.

2.2                  Drawdown Requests: Each request by the Borrower for a drawing under the Facility shall be made by the Borrower giving notice to the Bank (which shall be irrevocable), specifying the drawdown date (being a Business Day on or before the Final Drawdown Date) and the amount required, by not later than 10.00 a.m. on (a) the proposed drawdown date if interest is to be calculated on a Base Rate Basis or (b) the second Business Day prior to the proposed drawdown date if interest is to be calculated on a Fixed Rate Basis or a LIBOR Basis Drawings will be made available by the Bank by credit to such account with the Bank as the Borrower may request.

2.3                  Time and Amounts: No drawings may be made otherwise than in accordance with the provisions in the Offer Letter under the heading “Amount, Term and Drawdown”. If interest is to be calculated initially on a Fixed Rate Basis pursuant to the provisions overleaf under the heading “Interest”, the Borrower shall request drawings on the date or dates (and in the amount or amounts) agreed between the Bank and the Borrower when the relevant fixed rate was agreed or (where applicable) on the drawdown dates (and in the amounts) specified in the attached Special Conditions, if any); drawings on any other date or dates (or in other amounts) may not be made without the consent of the Bank. In the event of any breach of this Condition 2.3, the Borrower shall indemnify the Bank in accordance with Condition 14.1.

2.4                  Default: No drawing may be made if, as of the drawdown date, an Event of Default or Potential Event of Default shall have occurred and shall not have been remedied to the satisfaction of the Bank or would occur if such drawing were made.

3. Repayment

3.1                  Time and Amounts: Subject to the provisions of this Condition 3, the Borrower shall repay the Loan at the times and in the amounts specified or referred to in the Offer Letter under the heading “Repayment”.

3.2                  Reduction of Instalments: If the whole of the Facility shall not have been drawn down by the Final Drawdown Date and the Loan is to be repaid in instalments, the repayment instalments specified or referred to in the Offer Letter under the heading “Repayment” shall be reduced pro rata.

3.3                  Review of Instalments: If the Bank agrees that interest on the Loan is to be capitalised and debited to Loan account, the amount of each repayment instalment specified or referred to in the Offer Letter under the heading “Repayment” will be reviewed by the Bank annually and on each occasion that the basis on which interest on the Loan is calculated changes in accordance with Condition 5. The Bank will advise the Borrower of any variation to the repayment instalments and the Borrower shall thereafter be bound to repay the Loan in such instalments.

4. Prepayment and cancellation

4.1                  Prepayment: The Borrower may at any time prepay all or (except while interest is calculated on a Fixed Rate Basis) any part (being in the minimum amount and multiple specified in the Offer Letter under the heading “Prepayment”) of the Loan, together with (a) interest accrued to the date of prepayment on the amount prepaid if required by the Bank, (b) the fee calculated in accordance with Condition 4.3 and (c) any amount payable pursuant to Condition 14, on giving not less than 7 days’ notice in writing to the Bank (which shall be irrevocable), provided that while interest is calculated on a LIBOR Basis prepayment may be made only on the last day of an Interest Period relating to the amount prepaid.

4.2                  Application: Any amount prepaid pursuant to Condition 4.1 shall satisfy, to the extent of such prepayment, the Borrower’s obligations under Condition 3 and such amount shall be applied so as to reduce those obligations in reverse order. No amount prepaid may be redrawn.

4.3                  Prepayment Fee (LIBOR Basis/Base Rate Basis/Fixed Rate): The amount of the prepayment fee payable in respect of any prepayment (whether pursuant to Condition 4.1 or otherwise) made while interest is calculated on a LIBOR Basis, a Base Rate Basis or a Fixed Rate Basis shall be an amount equal to 1% flat on the amount prepaid (unless the Bank is prevented from doing so by any statutory, regulatory or contractual requirement), together with any amount payable pursuant to Condition 14.

4.4                  Cancellation: The Borrower shall be entitled, subject to the prior payment to the Bank of any amount payable pursuant to Condition 14.1 in connection with such cancellation, to cancel the whole or any part of the undrawn Facility (being in a multiple of £1,000) by giving not less than 7 days’ notice in writing to the Bank, whereupon the amount of the Facility shall be reduced accordingly.

5. Interest

5.1                  Basis and Rate: The Borrower shall pay interest on the daily outstanding amount of the Loan at the rate and times and in the manner specified in this Condition. Subject to the provisions of this Condition 5, interest will be calculated on the basis specified in the Offer Letter under the heading “Interest”. If Fixed Rate Basis has been chosen it will apply for the duration of the fixed period and thereafter on the basis and at the rates established in accordance with this Condition 5 provided that if no such rate has been selected, interest will be calculated on a Base Rate Basis.

5.2      (a)       Base Rate Basis: If and for so long as a Base Rate Basis applies, interest shall accrue at the rate per annum equal to the aggregate of the Margin and the Base Rate from time to time.

(b)                  Fixed Rate Basis: If and for so long as a Fixed Rate Basis applies, interest shall accrue at the fixed rate of interest per annum established in accordance with the provisions overleaf under the heading “Interest” or (as the case may be) agreed pursuant to Condition 5.3 or 5.4.

(c)                   LIBOR Basis: If and for so long as a LIBOR Basis applies, interest shall be calculated by reference to Interest Periods and shall accrue in respect of each Interest Period at the rate per annum equal to the aggregate of (i) the Margin, (ii) LIBOR for that Interest Period and (iii) the Mandatory Costs Rate.

(d)                  Payment Dates: Interest at the rates so determined will, subject to the provisions of Condition 5.7, be payable in arrear by the Borrower on (i) in the case of a Base Rate Basis, the Bank’s usual quarterly charging dates in March, June, September and December in each year, (ii) in the case of a LIBOR Basis, the last day of each Interest Period (and, in the case of an Interest Period of longer than six months, also at the end of each period of six months during such Interest Period) or (iii) in the case of a Fixed Rate Basis, at the end of each consecutive period of 1 or 3 months (which period the Borrower shall irrevocably select before the commencement of such Fixed Rate Basis) from the date of commencement of such Fixed Rate Basis and, in each case, on the day on which the Loan is finally repaid.

5.3                  Change to Fixed Rate Basis: The Borrower shall have the right, at any time after the Final Drawdown Date while interest is calculated on a Base Rate Basis and during the last 5 Business Days of any Interest Period while interest is calculated on a LIBOR Basis, to request the Bank to quote fixed percentage rates per annum for a fixed period, within the remaining term of the Facility, of between one and ten years (or such other period as the Bank may at its discretion offer). If the Bank and the Borrower shall agree that any such fixed rate shall apply, a Fixed Rate Basis at the relevant fixed rate shall apply for the relevant period with effect from:

(a)       the date of such agreement where interest is then calculated on a Base Rate Basis; or

(b)       the last day of the then current Interest Period where interest is then calculated on a LIBOR Basis.

If the period from the date the request for a change becomes effective to the final repayment date is less than one year, the Borrower will not have the option of selecting a Fixed Rate Basis.

5.4       Change to LIBOR Basis: The Borrower shall have the right:

(a)                                at any time after the Final Drawdown Date while interest is calculated on a Base Rate Basis (provided that the amount of the Loan is then not less than £100,000 and that the period from the date with effect from which a LIBOR Basis would apply as mentioned below to the final repayment date of the Loan is not less than 12 months); or

(b)           at the end of a fixed period while interest in calculated on a Fixed Rate Basis,

to require the basis on which interest on the Loan is calculated to be changed to a LIBOR Basis. Such right shall be exercisable by the Borrower giving not less than 30 days’ notice in writing to the Bank specifying the date (being a Business Day) upon which such change is to take effect. Interest shall thereafter be calculated on a LIBOR

Basis.

5.5       Change to Base Rate Basis: The Borrower shall at any time after the Final Drawdown Date, have the right,

(a)                   at any time during the last 5 Business Days of any Interest Period while interest is calculated on a LIBOR Basis; or

(b)       at the end of a fixed period while interest is calculated on a Fixed Rate Basis,

to request the basis on which interest on the Loan is calculated to be changed to a Base Rate Basis. Such right shall be exercisable by the Borrower giving not less than 30 days’ notice in writing to the Bank specifying the date (being a Business Day) upon which such change is to take effect. Interest shall thereafter be calculated on a Base Rate Basis.

5.6                  Accrual; Default Rate: Interest shall accrue from day to day (as well after as before judgement) and be calculated on the basis of the actual number of days elapsed and a 365 day year. Any sum (whether in respect of interest, fees, costs or otherwise) which the Borrower fails to pay when due may, at the discretion of the Bank, be treated as if it were part of the Loan for the purposes of this Condition 5 and the Bank shall be entitled to increase the rate of interest payable on any such sum by 1% per annum from the date on which the relevant sum became payable. The Bank shall be entitled, on or at any time after the Borrower’s failure to pay any sum due in respect of the Facility on the due date or the occurrence of any other Event of Default while a LIBOR Basis or a Fixed Rate Basis applies, by notice to the Borrower to change the basis on which interest is charged (either in relation to the unpaid sum only or in relation to all sums then outstanding in respect of the Facility) to a Base Rate Basis. If the Bank so changes the basis on which interest is charged in relation to the whole or part of the Loan before the end of an agreed period for which a Fixed Rate Basis applies, the Borrower shall be deemed, for the purposes only of Conditions 4.3 and 14.1 to have prepaid the Loan or the relevant part of it on the date on which the Bank notifies the Borrower of such change and accordingly a prepayment fee shall be payable on such date in accordance with Condition 4.3 together with any sums payable pursuant to Condition 14.

5.7                  Capitalisation: The Bank may, at its discretion, permit the whole or any part of the interest accruing on the Loan to be capitalised, in which event the amount of any such interest shall be added to the principal amount of the Loan and shall accordingly be debited to the Borrower’s Loan account on such dates as the Bank may require. Repayment instalments thereafter shall be reviewed by the Bank periodically in accordance with Condition 3.3.

6. Fees

6.1       General: The Borrower shall pay the fees specified in the Offer Letter under the heading “Fees”.

6.2                  Review of Agreed Management Fees: The Bank shall be entitled, with effect from any Management Fee Review Date, from time to time to review and vary the amount of the agreed management fee payable pursuant to paragraph (b) under the heading “Fees” in the Offer Letter, by notice to the Borrower given shortly before the relevant Management Fee Review Date. Unless the whole of the Loan shall be prepaid in accordance with Condition 4.1 during the period of 90 days following the relevant Management Fee Review Date, the Borrower shall thereafter be obliged to pay the management fee as so notified by the Bank. In the absence of any such notification prior to a Management Fee Review Date, the amount of the management fee payable by the Borrower until the next following Management Fee Review Date shall be that specified in the Offer Letter or, if higher, the amount (if any) most recently so notified by the Bank.

6.3                  Non-utilisation Fee: The non-utilisation fee will be calculated on a daily basis from the date falling 3 months after the date of acceptance by the Borrower of this offer on the undrawn and uncancelled portion of the Facility and will be payable quarterly in arrear and on the Final Drawdown Date or (if earlier) the date on which the Facility becomes fully drawn.

7. Payments

7.1                  No withholding: All payments by the Borrower under the Facility, whether of principal, interest, fees, costs or otherwise, shall be made in full, without set-off or counterclaim and free and clear of any deduction or withholding on account of tax or otherwise. If the Borrower is required by law to make any deduction or withholding from any payment under the Facility, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required.

7.2                  Debits: Without prejudice to Condition 5.7, the Bank may, at its discretion, debit any sums (whether in respect of principal, interest, fees, costs or otherwise) due from the Borrower to the Bank under the Facility to any account of the Borrower with the Bank, notwithstanding that any such debit results in a debit balance or an increased debit balance on the relevant account.

7.3                  Adjustment of Dates: The Bank shall be entitled to adjust the dates for the making of payments under the Facility, and the duration of Interest Periods, where in the Bank’s opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Inter-Bank Market or any other financial market relevant for the purposes of the Facility.

7.4                  VAT: All sums payable by the Borrower to the Bank in connection with the Facility shall be paid together with any VAT that may be payable on such sums, at the rate then required by law.

8. Representations and warranties

8.1                  Representations: By accepting this offer, the Borrower represents and warrants (or, if the Parent is named in the Offer Letter, the Borrower and the Parent jointly and severally represent and warrant) that:

(a)                   Power and Authority: the Borrower is legally empowered to borrow the full amount of the Facility on the terms set out herein and the Borrower (and, where applicable, the Parent) has taken all necessary action to authorise the acceptance of the Facility and the performance of its obligations hereunder and under the other documents to be entered into by it in connection with the Facility and that there is no legal or other restriction whatsoever on its ability to perform its obligations in respect of the Facility;

(b)                  Power of Guarantors: any person named in the Offer Letter under the heading “Security/Guarantee(s)” is legally empowered to give the security or guarantee referred to therein; and

(c)       No Default: no Event of Default or Potential Event of Default has occurred and is continuing.

8.2                  Repetition: The foregoing representations and warranties shall be deemed to be repeated on the date of the first drawing under the Facility and on each day thereafter, by reference to the circumstances then existing.

9. General undertakings

While any part of the Loan is outstanding or the Facility remains available for drawing, the Borrower undertakes (and, if the Parent is named in the Offer Letter, the Borrower and the Parent jointly and severally undertake) to procure that unless the Bank in its absolute discretion otherwise agrees in writing:

(a)                   Pari Passu Ranking: the obligations of the Borrower (and, if applicable, the Parent) in respect of the Facility shall at all times rank at least pari passu with all its other present and future unsecured obligations;

(b)                  Negative Pledge: no Relevant Party shall create or agree to create or permit to subsist (other than in favour of the Bank) any Security Interest, except Security Interest in existence at the date of this offer and full details of which were disclosed in writing to the Bank prior to the date provided that the amount secured by any such Security Interest is not at any time increased;

(c)                   Disposals: no Relevant Party will sell, transfer or otherwise dispose of the whole or any substantial part of its undertaking, property, assets or revenues, whether by a single transaction or a number of transactions (other than in the ordinary course of trading);

(d)       Change of Business: no Relevant Party will make any material change in the scope or nature of its business;

(e)                   insurance: each Relevant Party shall maintain adequate insurance in relation to its business and assets with reputable underwriters or insurance companies against risks usually insured by persons carrying on a business such as that carried on by such Relevant Party and such other risks as the Bank may from time to time reasonably require;

(f)         Litigation: it will forthwith, upon becoming aware of it, inform the Bank of any material litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, information and belief, threatened against any Relevant Party;

(g)                  Notification of Event of Default: it will forthwith, upon becoming aware of it, inform the Bank of the occurrence of any Event of Default or Potential Event of Default (and the steps, if any, being taken to remedy it);

(h)                  Change in Partnership: if the Borrower is a partnership, the Borrower shall notify the Bank in writing immediately of any change in the membership of the partnership and whenever possible such notification shall be given in advance of such change; and

(i)                    Change of Trustee: if the Borrower comprises one or more trustees, the Borrower shall give to the Bank not less than 28 days’ prior written notice of the proposed retirement of any trustee or the appointment of any new trustee (which shall not be effected without the prior written consent of the Bank) and shall notify the Bank in writing immediately upon the death of any trustee or the dissolution of any firm or corporation acting as trustee.

10.      Financial covenants

10.1            Testing: The Financial Covenants shall be tested quarterly by reference to the most recent audited accounts (or, where appropriate, audited consolidated accounts) or unaudited interim statements of the Borrower or (as the case may be) the Parent from time to time delivered to the Bank pursuant to the Offer Letter or where appropriate by reference to the management accounts of the Borrower or (as the case may be) the Parent. Notwithstanding the foregoing, the Minimum NTA/Ratcheted NTA and the Cross Borrowing Gearing set out in the Offer Letter are to be satisfied at all times and the Borrower or (as the case may be) the Parent shall if so required by the Bank from time to time provide the Bank with evidence of such satisfaction acceptable to the Bank.

10.2            Changes in Accounting Principles: The Borrower or (as the case may be) the Parent shall promptly notify the Bank of any proposed change in accounting principles to be adopted for the purposes of its audited accounts from those on the basis of which its most recent audited accounts as at the date of this offer were prepared. If the Bank is of the opinion that any such change materially affects any of the Financial Covenants, it shall be entitled to require such covenants to be amended in such manner as it may deem appropriate to reflect such change.

10.3            Calculations: All calculations for the purposes of the Financial Covenants and the related expressions defined in Condition 1.1 shall be in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied.

11.      Events of default

In the event of:

(a)                   Payment Default: failure by the Borrower to make any repayment of principal, or payment of interest or other sum, in respect of the Facility on its due date; or

(b)                  Other Breaches: a breach by any Relevant Party in the performance of any other obligation, covenant or undertaking under or in connection with the Facility or any guarantee or security held by the Bank in respect of the Facility; or

(c)                   Cross Default: any indebtedness of any Relevant Party becoming immediately due and payable, or capable of being declared so due and payable, prior to its stated maturity by reason of the occurrence of any event of default (howsoever described), or any Relevant Party failing to discharge any indebtedness on its due date (other than a liability which such Relevant Party shall then be contesting in good faith on the basis of favourable legal advice); or

(d)                  Misrepresentation: any representation or warranty made, or any information provided, by any Relevant Party in connection with the Facility being incorrect in any material respect when made or repeated or provided; or

(e)                   Winding-up and Administration: any corporate action, legal proceedings or other procedure or step is taken in relation to winding up any Relevant Party (except for the purposes of a reconstruction or amalgamation on terms previously approved in writing by the Bank) or for the appointment of an administrator in respect of any Relevant Party; or

(f)         Appointment of Liquidator: any corporate action, legal proceedings or other procedure or step is taken in relation to an encumbrancer taking possession or a liquidator, provisional liquidator, administrator, receiver, trustee, sequestrator or similar officer being appointed in respect of all or any of the assets of any Relevant Party; or

(g)                  Legal Process: a distress, execution, attachment or other legal process being levied, enforced or sued out against any of the assets of any Relevant Party and not being discharged or paid within seven days; or

(h)                  Suspension of Payments: any Relevant Party suspending payment of its debts or being unable to pay its debts as they fall due or being deemed, under Section 123 of the Insolvency Act 1986, to be unable to pay its debts; or

(i)                    Rescheduling of Debts: any Relevant party proposing or entering into a voluntary arrangement (within the meaning of Section 1 of the Insolvency Act 1986) or taking or being subjected to any proceedings under any law, or commencing negotiations with one or more of its creditors, for the readjustment, rescheduling or deferment of all or a material part of its debts, or proposing or entering into any general assignment or composition with or for the benefit of its creditors; or

(j)                    Bankruptcy or Death: the presentation of a bankruptcy petition against, or the application for an interim order under Section 253 of the Insolvency Act 1986 in respect of, or in the insolvency or death of, any Relevant Party; or

(k)                   Cessation of Consents; invalidity: the cessation or revocation for any reason of any consent, authorization, licence and/or exemption which is required to enable any Relevant Party to carry on all or any material part of its business, or to ensure that the terms of this document or any security or guarantee held by the Bank in relation to the Facility are valid, binding and enforceable, or it becoming unlawful for any Relevant Party to perform all or any of its obligations hereunder or thereunder or any such document not being or ceasing to be legal, valid and binding on it; or

(l)                    Termination of Guarantee: any guarantor giving or purporting to give notice to terminate its liabilities under any guarantee in respect of the Facility; or

(m)                Material Adverse Change: there being an adverse change in the financial or trading position or prospects of any Relevant Party which, in the Bank’s reasonable opinion, is material; or

(n)                  Change of Control: if the Borrower is a company, control of the Borrower (or, if the Parent is named in the Offer Letter, the Parent) passing or having passed to any person or persons, acting either individually or in concert, who did not control the Borrower for, as the case may be, the Parent) at the date of this offer, without the prior written consent of the Bank (“control” having the meaning ascribed to it in relation to a body corporate by Section 840 of the Income and Corporation Taxes Act 1988); or

(o)                  Change in Partnership: if a Relevant Party is a partnership, a change in the partnership which constitutes such Relevant Party for any reason, without the prior written consent of the Bank; or

(p)                  Change of Trustee: if the Borrower comprises one or more trustees, any trustee ceases to act as such or any new trustee is appointed, without the prior written consent of the Bank; or

(q)                  Analogous Events: any event occurring in relation to any Relevant Party in any applicable jurisdiction which has an effect substantially similar to any of the events specified above, then, in any such case, the Bank’s commitment to advance any undrawn balance of the Facility shall cease and the whole amount of the outstanding Loan and all accrued interest and other amounts owing under the Facility will become repayable forthwith on demand in writing being made by the Bank at any time.

12.      Costs and expenses

The Borrower shall reimburse to the Bank on demand on a full indemnity basis (whether or not the Facility is drawn down) all valuation and legal fees and other out of pocket expenses (including VAT) incurred by the Bank in connection with any revaluation of any security held by the Bank or the enforcement or preservation by the Bank of its rights under this document (and the documents referred to herein).

13.      Change of circumstances

13.1            Increased Cost: In the event of any change in applicable law or regulation or the existing requirements of, or new requirements being imposed by, the Bank of England or other regulatory authority (whether or not having the force of law) the result of which, in the sole opinion of the Bank, is to increase the cost to it of funding, maintaining or making available the Loan (or any undrawn amount of the Facility) or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank on demand such sum as may be certified by the Bank to the Borrower as being necessary to compensate the Bank for such increased cost or such reduction.

13.2              Illegality: if it is or becomes unlawful for the Bank to give effect to its obligations in respect of the Facility or to fund or maintain the Facility, the Bank may notify the Borrower to that effect, whereupon the Borrower shall immediately repay the Loan together with all other amounts payable by the Borrower in respect of the Facility.

14.      Indemnities

14.1              General: The Borrower shall indemnify the Bank on demand (without prejudice to the Bank’s other rights) for any cost, expense, loss or liability suffered or incurred by the Bank in consequence of, (a) the Borrower breaching its obligations under Condition 2.3 or otherwise not drawing down the full amount of the Facility (where relevant, in the amounts and on the dates specified in the attached Special Conditions (if any) or otherwise agreed between the Bank and the Borrower) after agreeing a Fixed Rate Basis or a LIBOR with the Bank in accordance with the provisions in the Offer Letter under the heading “Interest”, (b) any default or delay by the Borrower in the payment of any amount when due in respect of the Facility, (c) the occurrence or continuance of any Event of Default or Potential Event of Default, (d) all or part of the Loan being prepaid or becoming repayable, while interest, is calculated on a LIBOR Basis or after a LIBOR Basis has been agreed in accordance with the provisions in the Offer Letter under the heading “Interest” or Condition 5, otherwise than on the last day of the then current Interest Period or (e) all or part of the Loan being prepaid or becoming repayable, while interest is calculated on a Fixed Rate Basis or after a Fixed Rate Basis has been agreed in accordance with the provisions in the Offer Letter under the heading “Interest” or Condition 5, otherwise than on the dates and in the amounts required in accordance with these Conditions.

14.2            Losses Covered: Without derogation from the generality of Condition 14.1, the indemnity contained in that Condition shall extend to any loss (including loss of margin), expense or liability sustained or incurred by the Bank in liquidating or re-deploying funds acquired or committed to make, fund or maintain the Loan or any part of it, or in liquidating or varying transactions entered into in order to match, hedge or fund the Loan or any part of it and shall also extend to interest, fees and expenses paid or payable by the Bank on account of any funds borrowed in order to fund any unpaid amount arising as a result of non-payment by the Borrower of any amount due from it hereunder.

14.3     Calculations: In calculating amounts payable under Conditions 14.1 and 14.2 the Bank may:

(a)                   make or attempt to make arrangements from time to time such as hedging or swap arrangements to ensure the payment to it of all or part of the sums contemplated by this document or the financial equivalent;

(b)                  refer from time to time to any agreement or agreements to which it is a party providing for transactions which are substantially the reverse of or hedge or fund in whole or in part the transactions contemplated herein; and

(c)                   take all reasonable steps to make arrangements to avoid, mitigate or reduce the losses or the risk of losses which would or which, in the opinion of the Bank, might otherwise arise from termination of any such arrangements; and losses arising therefrom shall be treated as losses incurred as a result of the matters referred to in Conditions 14.1 and 14.2 after taking into account, as far as appropriate, the discharge or reduction of the obligations of the Bank and other such factors as the Bank shall reasonably determine to be relevant.

14.4            Currency Indemnity: If, for any reason, any amount payable by the Borrower in respect of the Facility is paid or recovered in a currency (the “other currency”) other than that in which it is required to be paid (the “contractual currency”), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall. For the purposes of this paragraph the expression “rate of exchange” means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.

15.      Notifications Binding

All notifications or determinations (including, without limitation, any determination of an amount payable pursuant to Condition 14) given or made by the Bank shall be conclusive and binding on the Borrower, except in the case of manifest error.

16.      Assignment

The Borrower may not assign or transfer any of its rights in respect of the Facility. The Bank may assign or transfer all or any of its rights and/or obligations in respect of the Facility, in whole or in part, to any person or persons and may disclose to any actual or prospective assignee or transferee (or to any other person (i) in connection with a securitisation of all or any part of the Bank’s loan assets from time to time or (ii) who may otherwise enter into contractual relations with the Bank in relation hereto) any information relevant to the Facility in the Bank’s possession relating to the Borrower, the Parent and their respective Subsidiaries on terms that such recipient is to treat in confidence any confidential information so disclosed to it.

17.      Set-off

Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after the occurrence of an Event of Default (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by the Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.

18.      Remedies

No delay or omission on the part of the Bank in exercising any right or power in respect of the Facility shall impair such right or power, and any single or partial exercise shall not preclude any other or further exercise of any such right or power or the exercise of any other right or power. The rights and remedies of the Bank in respect of the Facility are cumulative and not exclusive of any right or remedy provided by law.

19. Failure to Agree

The Bank shall not be under any liability to the Borrower in the event of any failure to agree a fixed rate pursuant to the provisions on in the Offer Letter under the heading “Interest” or Condition 5.

20. Notices

Every notice, request or other communication shall:

(a)       be in writing delivered personally or by prepaid first class letter or facsimile transmission;

(b)                  be deemed to have been received by the Borrower, in the case of a letter when delivered personally or 48 hours after it has been sent by first class post or, in the case of a facsimile transmission, at the time of transmission (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business Day); and

(c)                   be sent (i) to the Borrower at its address specified overleaf; and (ii) to the Bank at the branch address specified overleaf or to such other address in England as may be notified in writing by the relevant party to the other.

All communications to the Bank shall be effective only on actual receipt by the Bank.

21.      Law

This document and the agreement constituted by the Borrower’s (and, where applicable, the Parent’s) acceptance of this offer shall each be governed by and construed in accordance with English law.

Wales and South West Team
Business Banking
26 March 2007	PO Box 1015
3rd Floor
Windsor Court
PRIVATE AND CONFIDENTIAL	3 Windsor Place
Cardiff
The Directors	CF10 3ZL
BBI Holdings PLC
Golden Gate	www.barclays.com
Ty Glas Avenue
Cardiff
CF14 5DX

Dear Sirs,

BANKING FACILITIES

1.                          We refer to the facility letter (the “Letter”) dated 23 February 2007, from Barclays Bank PLC (the “Bank”) setting out the terms and conditions of a £3,000,000 Loan (the “Facility”) to BBI Holdings PLC (the “Borrower”). Terms and expressions defined in the Letter shall have the same meanings herein.

2.                          With effect from the date on which the Bank receives in form and substance satisfactory to it, each of the documents referred to in paragraph 4 below, the Letter shall be amended as follows:

Purpose of Facility

•            Additionally this loan can be utilized to repay the KBC loan in the name of Theratase PLC on completion of the acquisition.

•            For the avoidance of doubt, no further Conditions Precedent need to be satisfied prior to this specific drawdown.

3.                          Save as expressly varied by this Letter of Variation, the terms and conditions of the Letter will continue in full force.

4.                          Acceptance of the amended terms and conditions shall be signified by the Borrower returning to the Bank within 21 days:

a)                        The enclosed duplicate of this letter duly signed on the Borrower’s behalf as evidence of acceptance of the above amendment(s); and

b)                       A certified true copy of a resolution of the Borrower’s Board of Directors:

i)                            accepting the above amendment(s) to the Letter on behalf of the Borrower; and

ii)                         authorising a specified person, or persons, to sign and return to the Bank the duplicate of this Letter.

Yours faithfully

For and on behalf of BARCLAYS BANK PLC

/s/ Martin Griffiths
MARTIN GRIFFITHS
RELATIONSHIP DIRECTOR

Tel:	02920 426 944
Mob:	07775 551 362
Fax:	02920 426 987
E-mail:	martin.griffiths@barclayscorporate.com

ACCEPTED on the terms and conditions stated herein pursuant to a Resolution of the Board of Directors, a true copy of which is attached hereto.

For and on behalf of BBI Holdings PLC

Board Director

X	Board Director/Secretary

26TH March 2007	Date

Where the Borrower is a company, this document is to be signed for and on behalf of the Borrower by a person or persons duly authorised pursuant to a resolution of its Board of Directors. In other cases, where the Borrower comprises more than one person, all such persons (including ail partners or trustees) must sign.

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS HELD [Illegible]

ON 26TH MARCH 2007

AT 10.00 AM

Present:
[Illegible]
[Illegible]
[Illegible]

There was produced to the meeting a Letter of Variation amending the terms and conditions of a facility letter dated 23 February 2007, where the Bank agreed to provide a Loan to BBI Holdings PLC

IT WAS RESOLVED

1.                          That the amended terms and conditions of the Loan as set out in the Letter of Variation are hereby approved and accepted.

2.                          That [Illegible] and [Illegible] are authorised to sign on behalf of BBI Holdings PLC, the copy of the said Letter of Variation to indicate acceptance of the amended terms and conditions.

I hereby certify the above to be a true extract from the Minutes of a Meeting of the Board of Directors held on the date shown above.

For and on behalf of BBI Holdings PLC

Chairman

X	Secretary

26TH March 2007	Date